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                    AMERICAN STATES FINANCIAL CORPORATION            Exhibit 11
                      COMPUTATION OF EARNINGS PER SHARE



                                                        Three Months Ended
                                                             March 31,
                                                        -------------------
                                                          1997       1996
                                                        ---------  ---------
                                                       (Dollars in Thousands,
                                                       Except Per Share Data)

  Primary
  -------
  Shares outstanding, beginning and ending of period   60,050,515   50,000,000
                                                      ===========  ===========

  Net income                                          $    54,027  $    46,913
                                                      ===========  ===========

  Net income per primary common share                 $       .90  $       .94
                                                      ===========  ===========


  Fully Diluted
  -------------
  Shares outstanding, beginning and ending of period   60,050,515   50,000,000
                                                      ===========  ===========

  Net income                                          $    54,027  $    46,913
                                                      ===========  ===========

  Net income per fully diluted common share           $       .90  $       .94
                                                      ===========  ===========



Note: The fully diluted calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.











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